EX-28.h.14

FEE WAIVER AGREEMENT

NATIONWIDE MULTI-CAP PORTFOLIO

THIS FEE WAIVER AGREEMENT, effective as of February 16, 2021, by and between NATIONWIDE FUND ADVISORS (“NFA”) and NATIONWIDE MUTUAL FUNDS, a Delaware statutory trust (the “Trust”), on behalf of the Nationwide Multi-Cap Portfolio (the “Fund”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and the Fund is a separate series of the Trust; and

WHEREAS, NFA serves as investment adviser to the Trust, including the Fund, pursuant to an investment advisory agreement, dated September 18, 2015, between NFA and the Trust, under which the Trust pays fees to NFA as specified therein (“Advisory Fees”); and

WHEREAS, in order to share with the Fund certain financial savings to NFA resulting from reductions in rates that NFA must pay to subadvisers with respect to the Fund, NFA enters into this Fee Waiver Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Fee Waiver Amount:

1.1 NFA agrees to waive an amount of Advisory Fees in respect of the Fund equal to 0.014% per annum, calculated monthly based on the Fund’s average daily net assets. NFA acknowledges that it shall not be entitled to collect on, or make a claim for, Advisory Fees waived hereunder at any time in the future.

2. Term and Termination of Agreement:

2.1 This Agreement shall continue in effect until February 28, 2022 and shall renew automatically for successive one-year terms unless otherwise terminated by agreement of the Trust.

3. Miscellaneous:

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust or the Fund is subject or by which the Trust or the Fund is bound, or to relieve or deprive the Trust’s Board of the Board’s responsibility for and control of the conduct of the affairs of the Trust or the Fund.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

NATIONWIDE MUTUAL FUNDS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

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